Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 20, 2013, with respect to the consolidated financial statements of Kreher Steel Company, LLC, included in the Annual Report of A.M. Castle & Co. on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said report in the Registration Statements of A.M. Castle & Co. on Form S-3 (File No. 333-02519, 333-87254, 333-106709 and 333-142337, effective April 15, 1996, April 30, 2002, July 01, 2003 and April 24, 2007, respectively) and on Form S-8 (File No. 33-30545, 33-37818, 333-118030, 333-118031, 333-154915, 333-160942, and 333-174174 effective August 21, 1989, November 14, 1990, August 09, 2004, August 09, 2004, October 31, 2008, July 31, 2009, and May 13, 2011, respectively).

/s/ GRANT THORNTON LLP
GRANT THORNTON, LLP

Chicago, Illinois
March 11, 2013

E-7